Exhibit 99.1

Contact: Marie Castro (858) 842-3399

News Release

REMEC Announces First Quarter FY 2006 Results

SAN DIEGO, CA — June 7, 2005 — REMEC, Inc. (NASDAQ: REMC) (NASDAQ: REMCD) today announced financial results for its first quarter of fiscal year 2006, which ended April 29, 2005. Net sales from continuing operations for the three months ended April 29, 2005, increased 3.8% to $112.1 million as compared to $108.0 million for the quarter ended April 30, 2004. The redemption and reclassification of REMEC’s Common Stock following the sale of the REMEC Defense & Space business reduced the weighted average shares outstanding from approximately 62.6 million to 27.9 million. As adjusted for this reduced number of shares, for the quarter ended April 29, 2005, the Company reported a net loss of $3.3 million or $0.12 per share. This compares to a net loss of $7.1 million, or $0.26 per share, in the first quarter of the prior fiscal year, adjusted on the same basis.

As previously announced, in December 2004 the Company entered into an agreement to sell its wholly owned subsidiary, REMEC Defense & Space, Inc., to Chelton Microwave Corporation. REMEC shareholders approved the transaction on May 18, 2005 and the transaction was completed on May 20, 2005. Because this transaction required shareholder approval, which was not received as of April 29, 2005, Defense & Space is reported in Continuing Operations.

In March 2005 the Company entered into a definitive agreement to sell selected assets and liabilities of the Wireless Systems business to Powerwave Technologies, Inc. The proposed transaction requires shareholder approval, and because it had not been obtained as of April 29, 2005, Wireless Systems is also reported in Continuing Operations. REMEC continues to explore opportunities to sell the remainder of its business assets, which primarily consist of its ODU/Transceiver product line and manufacturing services business, but the completion of the transaction with Powerwave, if approved by REMEC shareholders, will result in REMEC divesting the majority of its operating assets and liabilities.

The Wireless Systems segment net sales of $84.6 million for the three months ended April 29, 2005 were essentially flat, up $0.1 million, from the comparable prior year quarter. Net sales in the Defense & Space segment rose 17.0%, to $27.5 million, as compared to $23.5 million for the prior year first quarter.

Company gross profits for the quarter were $20.9 million, or 18.7% of sales. The Wireless Systems gross profit as a percentage of sales increased to 15.1% for the first quarter of fiscal year 2006 versus 13.1% for the first quarter of fiscal year 2005. The increased margins were a result of a favorable product mix, lower inventory reserves, and cost reduction programs. Sales of zero value inventory were $1.3 million this quarter versus $1.2 million in last year’s first quarter. Defense & Space gross profits remained strong at 29.8% of sales for the first quarter of fiscal year 2006, versus 28.6% the comparable quarter last year.

Selling, general and administrative expenses, or SG&A, increased from 11.9% of sales for the three months ended April 30, 2004 to 13.0% of sales for the three months ended April 29, 2005. SG&A costs totaled $14.6 million for the three months ended April 29, 2005, as compared to $12.8 million for the comparable prior year quarter, an increase of $1.8 million. The increase was primarily due to Sarbanes-Oxley implementation costs and higher audit, legal, and consulting costs.

Research and development expenses decreased $2.8 million, or 23.8%, for the three months ended April 29, 2005 versus the comparable prior year quarter. Research and development expenses were $8.9 million for the three months ended April 29, 2005, which compared to $11.7 million in the first quarter of the prior fiscal year. The decrease was primarily due to efficiency improvements. As a percentage of net sales, research and development expenses decreased to 7.9% for the three months ended April 29, 2005 compared to 10.8% for the comparable period last year.

The Company’s cash, cash equivalents, and short-term investment balances as of April 29, 2005 totaled $37.8 million. The “cash burn” from operations will increase significantly after losing the strong profit contribution provided by the Defense and Space business. The cash cost of the trailing liabilities, which include taxes on the net gains realized from the sale of the businesses, lease obligations on vacant and largely vacant buildings, warranty and other costs associated with sold businesses, transaction costs, staff termination obligations and the cost of closing down the Company, cannot be quantified at this time.

For more information:

Management will be holding a conference call to discuss quarterly earnings on June 7, 2005, at 2:00 p.m. Pacific Daylight Time (Los Angeles). To participate on the conference call within the U.S., please call (800) 946-0719, confirmation code 7842991. From outside the U.S., please call (719) 457-2645, confirmation code 7842991 ten minutes prior to the scheduled time of the call. The Company will also provide a simultaneous webcast of the call. Log onto the Company’s website at www.remec.com, then click on “Live Webcast-Q1 Earnings Call.”

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks.

Forward-looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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REMEC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three months ended April 29, 2005			Three months ended April 30, 2004
	Wireless & Corporate	Defense & Space	Total REMEC	Wireless & Corporate	Defense & Space	Total REMEC
Net sales	$84,612	$27,494	$112,106	$84,505	$23,496	$108,001
Cost of sales	71,854	19,314	91,168	73,474	16,777	90,251

Gross profit	12,758	8,180	20,938	11,031	6,719	17,750
Operating expenses:
Selling, general and administrative	11,410	3,177	14,587	10,227	2,601	12,828
Research and development	8,891	17	8,908	11,173	510	11,683
Restructuring (reversals)/charges	—	—	—	(107)	—	(107)

Total operating expenses	20,301	3,194	23,495	21,293	3,111	24,404

Income (loss) from continuing operations	(7,543)	4,986	(2,557)	(10,262)	3,608	(6,654)
Interest income and other, net	(879)	134	(745)	(253)	101	(152)

Income (loss) before income taxes	(8,422)	5,120	(3,302)	(10,515)	3,709	(6,806)
Income taxes	(18)	—	(18)	4	—	4

Income (loss) from continuing operations	$(8,404)	$5,120	$(3,284)	$(10,519)	$3,709	$(6,810)
Income (loss) from discontinued operations, net of tax	18	—	18	(565)	276	(289)

Net loss	$(8,386)	$5,120	$(3,266)	$(11,084)	$3,985	$(7,099)

Basic net earnings (loss) per common share:
Earnings (loss) from continuing operations	$(0.30)	$0.18	$(0.12)	$(0.38)	$0.13	$(0.25)
Earnings (loss) from discontinued operations	0.00	—	0.00	(0.02)	0.01	(0.01)

	$(0.30)	$0.18	$(0.12)	$(0.40)	$0.14	$(0.26)

Diluted net earnings (loss) per common share:
Earnings (loss) from continuing operations	$(0.30)	$0.18	$(0.12)	$(0.38)	$0.13	$(0.25)
Earnings (loss) from discontinued operations	0.00	—	0.00	(0.02)	0.01	(0.01)

	$(0.30)	$0.18	$(0.12)	$(0.40)	$0.14	$(0.26)

Weighted Average Shares used in computing net loss per common share*:

Basic	27,892	27,892	27,892	27,551	27,551	27,551

Diluted	27,892	27,892	27,892	27,551	27,551	27,551

*	Basic weighted average shares are adjusted and reflect the effect of a .446 to 1 exchange resulting from the May 20, 2005 redemption and reclassification. Diluted shares exclude approximately 2 million shares of unvested Restricted Units (RSU’s) and unvested and unexercised Options since their effect would be antidilutive.

REMEC, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	April 29, 2005			January 31, 2005
	Wireless & Corporate	Defense & Space	Total REMEC	Wireless & Corporate	Defense & Space	Total REMEC
			(unaudited)			(audited)
ASSETS
Current assets:
Cash and cash equivalents	$35,290	$(9)	$35,281	$32,241	$1	$32,242
Short-term investments	2,564	—	2,564	4,531	—	4,531
Accounts receivable, net	53,409	15,101	68,510	46,754	13,747	60,501
Notes and other receivables	13,703	1	13,704	13,858	—	13,858
Inventories, net	55,808	9,190	64,998	60,728	9,722	70,450
Other current assets	4,574	261	4,835	5,046	178	5,224

Total current assets	165,348	24,544	189,892	163,158	23,648	186,806

Property, plant and equipment, net	54,482	14,991	69,473	57,317	14,650	71,967
Restricted cash	—	—	—	9,426	—	9,426
Goodwill, net	—	3,018	3,018	—	3,018	3,018
Intangible assets, net	2,400	—	2,400	2,572	—	2,572
Other assets	1,128	—	1,128	1,134	—	1,134

	$223,358	$42,553	$265,911	$233,607	$41,316	$274,923

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,245	$6,335	$48,580	$43,648	$9,604	$53,252
Accrued expenses and other current liabilities	45,777	6,551	52,328	48,347	6,207	54,554

Total current liabilities	88,022	12,886	100,908	91,995	15,811	107,806

Deferred income taxes and other long-term liabilities	1,796	862	2,658	1,733	879	2,612
Shareholders’ equity	133,540	28,805	162,345	139,879	24,626	164,505

	$223,358	$42,553	$265,911	$233,607	$41,316	$274,923